Exhibit 10.2
Execution Copy

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Purchase Agreement
dated April 17, 2020
between
NovImmune SA Chemin des Aulx 14, 1228 Plan-les-Ouates, Switzerland	(hereinafter NI)
and
Edesa Biotech Research, Inc. 100 Spy Court, Markham, Ontario, Canada, L3R 5H6	(hereinafter Edesa)

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Table of Contents

1.	Definitions and Interpretation	4

2.	Purchase of the Product	4
	2.1 General	4
	2.2 Compliance with Specifications	4
	2.3 Possession Instruction and Passing of Risk	4

3.	Purchase Price and other Fees	4
	3.1 General	4
	3.2 Payment Terms	5
	3.3 Taxation	5

4.	Representations, Warranties, and Liability	5
	4.1 Representations and Warranties	5
	4.2 Edesa's Obligation to Inspect; Remedies	6

5.	Exclusion of Liability	6

6.	General	6
	6.1 Written Form	6
	6.2 Assignment	6
	6.3 Independent Contractor	6
	6.4 Notices	7
	6.5 Force Majeure	7
	6.6 Waiver	7
	6.7 Governing Law	7
	6.8 Dispute Resolution	7

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List of Annexes

Number of Annex	Name of Annex
Annex 1	Definitions
Annex 2.1	Product and Purchase Price
Annex 2.2(a)	Specifications
Annex 2.2(b)	Quality Assistance Report No. B802533/1
Annex 2.2(c)	Lonza Certificate of Analysis

Purchase Agreement	4| 8

WHEREAS, NI is a company active in the development, generation and manufacturing of monoclonal and bi-specific antibodies, and NI owns IP (as defined) in such antibodies;

WHEREAS, Edesa is interested in the further development and commercialization of the NI monoclonal antibodies known as [___] (Anti-TLR4) ([___]) and [___] (Anti-CXCL10) ([___]); [Nature of constructs omitted as competitively sensitive information.]

WHEREAS, by entry into a license agreement as of today, NI has granted Edesa an exclusive license rights necessary to further develop and commercialize [___] and [___];[Nature of constructs omitted as competitively sensitive information.]

WHEREAS, NI owns an inventory of approximately 3.9 Kgs of GMP manufactured [___] drug substance (the Product), and Edesa wishes to purchase the Product. The Parties have a mutual understanding that payment of the Purchase Price (as defined) shall be made in two instalments contingent upon successfully progressing to Phase II and Phase III trials of therapies or drugs making use of [___];[Nature of products omitted as competitively sensitive information.]

WHEREAS, on NI's behalf, the Product is stored at and in possession of [___]. [Place of Product storage omitted as competitively sensitive information.]

WHEREAS, the Parties wish to set forth the terms of purchase of the Product in this present purchase agreement (the Agreement);

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions and Interpretation

Capitalized terms shall have the meanings set forth in Annex 1.

2. Purchase of the Product

2.1 General

Edesa hereby agrees to purchase the Product in accordance with Annex 2.1, and NI agrees to change of ownership of the Product to Edesa accordingly.

2.2 Compliance with Specifications

NI shall deliver the Product and quality assurance documentation, including certificates of analysis and GMP compliance, in compliance with the Specifications (as defined) set forth in Annexes 2.2(a) to 2.2(c).

2.3 Possession Instruction and Passing of Risk

(a)
Within thirty (30) days of execution of this Agreement, NI shall instruct [___] to store and possess the Product on Edesa's instead of NI's behalf at the Place of Storage (as defined) without delivery (Besitzanweisung) (the Possession Instruction). For the avoidance of doubt, as a result of the Possession Instruction, Edesa will acquire ownership of the Product.[Place of Product storage omitted as competitively sensitive information.]

(b)
Within thirty (30) days after the time of Possession Instruction given by NI (the Possession Instruction Date), with effect as of the Possession Instruction Date, Edesa shall enter into a new storage agreement with [____] pertaining to the storage of the Product by [____]. [Place of Product storage omitted as competitively sensitive information.]

(c)
Notwithstanding relevant provisions of the New Storage Agreement, the risk of the Product shall pass to Edesa as of the Possession Instruction Date.

3. Purchase Price and other Fees

3.1 General

(a)
The purchase price shall amount to USD 5,000,000 (five million US dollars), to be paid in two installments pursuant to Section 3.2(a) (the Purchase Price).

(b)
For the avoidance of doubt, as of the Possession Instruction Date, Edesa shall pay all fees to be paid under the New Storage Agreement.

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3.2 Payment Terms

(a)
The Purchase Price shall be paid in two installments as follows:

(i)
[__] % of the Purchase Price upon Edesa's notification to NI of being ready to initiate a Phase II Trial of any therapy or drug making use of [___], however no later than [____];

(ii)
[__] % of the Purchase Price upon Edesa's notification to NI of being ready to initiate a Phase III Trial of any therapy or drug making use of [___], however no later than [____].

[Information relating to timing and amount of payments and nature of constructs omitted as competitively sensitive information.]

(a)
Upon an installment becoming due, NI will provide Edesa with a correct and duly detailed invoice. Edesa shall effect payment by bank transfer within thirty (30) days of invoice's receipt.

(b)
In the event that any payment hereunder is not made in time, the payment shall accrue interest from the agreed date of payment at the rate of five percent (5%) per annum. The payment of such interest shall not limit NI from exercising any other rights it may have in case of non-payment or late payment.

3.3 Taxation

(a)
To the extent the supply of the Product is subject to taxation in any jurisdiction, Edesa agrees to bear such taxes, thus the Product Price being understood and agreed as net of taxes such as VAT (as defined) or other levies.

(b)
If and to the extent Swiss VAT is applicable, NI shall specify on its invoices the applicable rate (%) and amount of VAT owed, and such amount shall be added to the Product Price and Edesa shall pay the Product Price and such Swiss VAT. Edesa shall provide NI with all relevant information and documentation required to issue such invoice in accordance with applicable Swiss VAT law.

(c)
For any import levies, VAT or other levies applicable in the county of delivery of the Products shall, it shall be the sole responsibility and liability of Edesa to correctly account for, declare and pay such taxes.

(d)
The Parties shall cooperate with each other using their reasonable best efforts to obtain, to the extent possible under applicable laws and regulations, a recovery of any VAT or other tax paid.

4. Representations, Warranties, and Liability

4.1 Representations and Warranties

(a)
NI represents and warrants to Edesa that, at the Possession Instruction Date at the Place of Storage:

(i)
the Product will meet and conform to the Specifications, and will be free from material defects;

(ii)
NI has complied with all laws and regulations applicable at its place (Switzerland) relating to the Product;

(iii)
to NI's best knowledge, the Product does not infringe any IP rights of any Third Party (as defined);

(iv)
no Third Party has any right or lien to deprive Edesa entirely, or partially, of the intended use of the Product;

(b)
Other than the representations and warranties given in this Section 4.1, NI does not make any representations or give any warranties of any kind, express or implied. In particular, NI does not warrant the fitness of the Product for Edesa’s use or application.

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4.2 Edesa's Obligation to Inspect; Remedies

(a)
No later than thirty (30) calendar days after the date of notifications set forth in section 3.2, Edesa or, if appointed, a third-party representative shall inspect the Product at the Place of Storage for any defects and deviations from the Specifications and shall immediately notify NI of such defects or deviations, if any, in writing or by e-mail.

(b)
If Edesa fails to inspect the Product or to notify NI pursuant to Section 4.2(a), claims arising out of such defects or deviations shall be deemed waived by Edesa.

(c)
Defective quantities of Product that can be used by Edesa for any reasonable purpose shall remain in Edesa's possession, and the Product Price of such defective quantities shall be reduced taking into due account the limitations on their use by Edesa.

(d)
Defective quantities of Product that prove to be unusable for any reasonable purpose shall be disposed by Edesa in compliance with applicable standards and regulations at its cost, and no Purchase Price shall become due for such quantities of Product to be disposed.

(e)
Remedies other than those expressly set forth in paragraph (c) and (d), whether statutory or otherwise and whether express or implied, are excluded. For the avoidance of doubt, NI will not become liable for direct, indirect or consequential damage whatsoever in case of defects.

5. Exclusion of Liability

(a)
Unless expressly provided for to the contrary, neither Party shall become liable to the other Party for any direct, indirect, special, punitive or consequential damage for any cause of action. Any such liability, whether by contract, tort or any statute, is hereby excluded.

(b)
No provision of this Agreement shall be understood, however, to exclude or limit the liability of a Party to the other for damage caused by (i) gross negligence, willful misconduct, fraud or fraudulent misrepresentation by such Party, or (ii) any other liability that may not be limited or excluded by applicable law.

6. General

6.1 Written Form

This Agreement shall become effective upon its due execution by both Parties. Changes or amendments of this Agreement are effective only if made in writing. This also applies to a waiver of this form requirement.

6.2 Assignment

Other than to an Affiliate or to a Party's successor to part or all of the business to which this Agreement relates (including in connection with any company merger, company trade sale, sale of stock, sale of assets or other similar transaction), neither this Agreement nor any interest therein shall be assigned or otherwise transferred by a Party without the other Party’s prior written consent.

6.3 Independent Contractor

The relationship of the Parties is that of independent contractors. In no event shall either Party hold itself out to others or allow itself to be considered the agent, employee, or representative of the other Party.

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6.4 Notices

(a)
All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective Parties:

If to NI:	NovImmune SA Chemin des Aulx 14 1228 Plan-les-Ouates Switzerland Attn: Oliver Eckelmann Fax No.: Email:

If to Edesa:	Edesa Biotech Research Inc 100 Spy Court, Markham, Ontario, L3R5H6 Canada Attn: Michael Brooks Fax No.: Email:

[Personal information omitted.]

(b)
Notices shall be effective upon receipt if personally delivered, on the third Business Day (as defined) following the date of mailing if sent by certified or registered mail, and on the second Business Day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A Party may change its address listed above by written notice to the other Party.

6.5 Force Majeure

Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party's reasonable control shall not be considered a breach of this Agreement. Such events shall include acts of God; acts of terrorism; riots; embargoes; sanctions; labour strikes; fires; explosions; earthquakes; floods; shortages of material or energy; or other unforeseeable causes beyond the reasonable control of the Party so affected, including events related to the ongoing COVID-19 pandemic, such as emergency proclamations by national governments, quarantines and travel restrictions. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

6.6 Waiver

No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

6.7 Governing Law

This Agreement has been construed in accordance with and shall be governed by the substantive laws of Switzerland with the exclusion of the UN Convention on International Sales of Goods (Vienna Convention).

6.8 Dispute Resolution

All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved, to the exclusion of the ordinary courts, by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three (3), and they shall be appointed in accordance with the Rules of Arbitration. The seat of the arbitration shall be in London. The arbitral proceedings shall be conducted in English.

[Signature Page to follow]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representatives as of the Effective Date.

Place and Date: _Switzerland April 17, 2020 NovImmune SA
/s/ Nicolas Fischer	/s/ Oliver Eckelmann_
Name: Nicolas Fischer	Name: Oliver Eckelmann
Place and Date: _Canada April 17, 2020___ Edesa Biotech Research Inc.
/s/ Pardeep Nijhawan	/s/ Michael Brooks
Name: Pardeep Nijhawan	Name: Michael Brooks

Annex 2.1 to Purchase Agreement	1 | 2

Annex 1 – Definitions

Affiliate shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition, the term control shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

Agreement shall mean this purchase agreement including its Annexes.

Annex shall mean any of the numbered Annexes to this Agreement.

Edesa shall meen Edesa Biotech Research, Inc. shown as a Party on the cover page of this Agreement.

GMP shall mean current Good Manufacturing Practices as applied to active pharmaceutical ingredients in accordance with International Council for Harmonisation.

IP stands for Intellectual Property and shall mean patents along with all applications, reissues, continuations, continuations-in-part, revisions, divisions, extensions and re-examinations, supplementary protection certificates, any other rights to inventions, copyright and related rights as well as, to the extent required in the context, trademarks, trade names and domain names, rights in get-up, rights in goodwill or rights to sue for passing off, rights in designs, rights in computer software and database and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for and all similar or equivalent rights or forms of protection which subsist in any part of the world.

New Storage Agreement shall have the meaning set forth in section 2.3(b).

NI shall mean NovImmune SA shown as a Party on the cover page of this Agreement.

[___] shall have the meaning set forth in the second whereas-clause.

[___] shall have the meaning set forth in the second whereas-clause.

[Nature of constructs omitted as competitively sensitive information.]

Parties shall mean both NI and Edesa.

Party shall mean either NI or Edesa.

Phase II Trial shall mean a human clinical trial in any country that would satisfy the requirements of applicable regulations and aims at testing efficacy and side effects of a certain drug.

Phase III Trial shall mean a human clinical trial in any country that would satisfy the requirements of applicable regulations and aims at testing efficacy, effectiveness and safety of a certain drug evidencing to be sufficient to obtain regulatory approval to market such drug for patients having the disease or condition being studied.

Place of Storage shall mean the place where the Product is stored at the date of execution of this Agreement as specified in Annex 2.1.

Possession Instruction shall have the meaning set forth in section 2.3(a).

Possession Instruction Date shall have the meaning set forth in section 2.3(b).

Product shall have the meaning set forth in the fourth whereas-clause.

Purchase Price shall have the meaning set forth in section 3.1(a).

Specifications shall mean, with respect to the Product, all applicable specifications set forth and analyzed and tested as evidenced in Annexes 2.2(a) to 2.2(c), respectively.

[___] shall have the meaning set forth in the fifth whereas-clause. [Place of product storage omitted as competitively sensitive information.]

Third Party shall mean a natural person, corporation, partnership, joint venture, trust, any governmental authority or other business entity or organization, and any other recognized organization other than the Parties and/or their Affiliates.

Annex 2.1 to Purchase Agreement	1 | 2

Annex 2.1 – Product and Purchase Price

Quantity	Intended Possession Instruction Date	Place of Storage	Purchase Price
Approximately 3.9 Kgs with an accepted range of inaccuracy of 10%	Within 30 days of execution of this Agreement	[Place of product storage omitted as competitively sensitive information.]	USD 5,000,000